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                                                                    EXHIBIT 8(p)
                                 NORTHERN FUNDS

                 ADDENDUM NO. 1 TO THE FOREIGN CUSTODY AGREEMENT


         This Addendum No. 1, dated as of the 1st day of April, 1998, is entered into between NORTHERN FUNDS (the "Trust"), a Massachusetts business trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern").

         WHEREAS, the Trust and Northern have entered into a Foreign Custody Agreement dated April 1, 1994 (the "Agreement"), pursuant to which the Trust has appointed Northern to act as custodian to the Trust for its International Growth Equity, International Select Equity and International Fixed Income Funds (collectively, the "Funds"); and

         WHEREAS, the Trust and Northern desire to enter into this Addendum No. 1 to provide compensation for each Fund for uninvested cash balances maintained with Northern under the Agreement;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Cash Balance Compensation. Northern shall compensate each Fund for uninvested cash balances maintained with Northern at the end of each day ("Cash Balance Compensation") in accordance with this paragraph. Cash Balance Compensation with respect to each Fund's uninvested cash balance shall be determined at the end of each day based on an annual rate equal to 96% of the previous calendar month's average 90-day Treasury bill interest rate. The amount of each Fund's accumulated Cash Balance Compensation shall be paid monthly in the form of reductions to the custody fees otherwise allocable to the Fund under the Agreement for such month. In the event that a Fund's Cash Balance Compensation for any month exceeds the custody fees payable by the Fund under the Agreement for such month, the Fund's excess Cash Balance Compensation may be carried forward and credited against future custody fees, provided that no excess Cash Balance Compensation may be carried forward beyond the end of any fiscal year.
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         2.   Miscellaneous. Except to the extent supplemented hereby, the
              Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                       NORTHERN FUNDS


Attest: /s/ Mary Tenwinkle             By:   /s/ Miriam M. Allison
       --------------------               --------------------------------------
                                       Name:   Miriam M. Allison
                                       Title:  Vice President



                                       THE NORTHERN TRUST COMPANY


Attest: /s/ Terry McCaffrey            By:    /s/ Lloyd A. Wennlund
       --------------------               --------------------------------------
                                       Name:   Lloyd A. Wennlund
                                       Title:  Senior Vice President